EXHIBIT 11

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

                       HEICO CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

Following are details of the computation of earnings per share:

                                                                  YEAR ENDED OCTOBER 31,
                        ----------------------------------------------------------------------------------------------------------
                               1995                  1994                 1993                   1992                  1991
                        -------------------   ------------------   -------------------    ------------------    ------------------
                                     FULLY                FULLY                 FULLY                 FULLY
                        PRIMARY     DILUTED   PRIMARY    DILUTED   PRIMARY     DILUTED    PRIMARY    DILUTED    PRIMARY    DILUTED
                        -------     -------   -------    -------   -------     -------    -------    -------    -------    -------
Weighted average
  number of common
  shares outstanding   2,768,866  2,768,866  2,744,811  2,744,811  2,816,265  2,816,265  2,662,645  2,662,645  2,976,604  2,976,604

Common stock
  equivalents arising
  from dilutive stock
  options (1)            152,550    193,403     34,783     34,783     43,347     69,980     76,462     86,411     35,096     41,439
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                       2,921,416  2,962,269  2,779,594  2,779,594  2,859,612  2,886,245  2,739,107  2,749,056  3,011,700  3,018,043
                       =========  =========  =========  =========  =========  =========  =========  =========  =========  =========

Income per share
  from continuing
  operations before
  cumulative effect
  of change in
  accounting
  principle               $.92       $.91       $.53        $.53      $.19       $.19      ($.21)      ($.21)      $.78      $.78
                          ====       ====       ====        ====      ====       ====       ====        ====       ====      ====
Cumulative effect
  of change in
  accounting
  principle               $---       $---       $.14        $.14      $---       $---       $---        $---       $---      $---
                          ====       ====       ====        ====      ====       ====       ====        ====       ====      ====


Net income
  per share               $.92       $.91       $.67        $.67      $.34       $.34      ($.21)      ($.21)      $.78      $.78
                          ====       ====       ====        ====      ====       ====       ====        ====       ====      ====
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(1)      Computed under the "treasury stock" method using the average market price for the primary computation and using the higher of average or ending market prices for the fully diluted computation.